                                                                EXHIBIT 10.27(c)


                           EXCLUSIVE LICENSE AGREEMENT

         This Exclusive License Agreement (the "Agreement") is made as of May 16, 2000 (the "Effective Date") by and between LXR Biotechnology, Inc., a Delaware corporation, having a place of business at 3095 Richmond Parkway, Suite 213, Richmond, CA 94806 ("LXR") and Introgen Therapeutics, Inc., a Delaware corporation, having a place of business at 301 Congress Avenue, Suite 1850, Austin, TX 78701 ("Introgen").

                                   BACKGROUND

         A. LXR owns certain Patent Rights and Related Technology (as defined below) relating to the "bak" gene; and

         B. Introgen desires to obtain, and LXR desires to grant, an exclusive license to Patent Rights and Related Technology (as defined below) subject to the terms and conditions set forth herein below.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the meanings indicated:

                  1.1 "Field" shall mean [*] of the "bak" gene in humans and the discovery and development of methods, techniques and other subject matter for [*] of the "bak" gene in humans, and shall include all fragments, derivatives and splice variants of the "bak" gene; a "derivative" shall mean a nucleotide sequence directly derived from the "bak" gene claimed in the Existing Patent Rights as defined in Section 1.5.1, the gene product of which has apoptotic activity substantially similar to that of the protein encoded by the "bak" gene.

                  1.2 "Patented Product" shall mean any product containing or encompassing the "bak" gene, the manufacture, use or sale of which would, but for the license granted under the License Agreement, infringe a Valid Claim of the Patent Rights in the country where it is sold.

                  1.3 "Non-Patented Product" shall mean any product containing or encompassing the "bak" gene that embodies Related Technology, but the manufacture, formulation or use thereof is not the subject of any patent application or patent, or any issued patents covering such product have been abandoned or declared invalid in a non-appealable order.

                  1.4 "Licensed Product" shall mean any Patented Product or Non-Patented Product.

                  1.5 "Patent Rights" shall mean any and all rights in:


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  1.5.1 all worldwide patents and patent applications claiming the subject matter claimed in U.S. Patent Application numbers: [*], and any foreign counterparts of the foregoing, existing or capable of being revived as of the Effective Date (the "Existing Patent Rights"); and

                  1.5.2 all divisions, continuations, continuations-in-part, foreign counterparts, patents of addition, and substitutions of, and all patents issuing on any of the foregoing or of any patent application which claim priority from any Existing Patent Rights, together with all registrations, reissues, reexaminations, supplementary protection certificates or extensions of any kind with respect to any of such patents.

                  1.6 "Related Technology" shall, subject to the provisions of
Section 1.1 (including the exclusions and limitations on the Field set forth therein), mean all technical information, know-how, processes, procedures, compositions, methods, techniques, data or other subject matter owned by LXR as of the Effective Date, and relating to the manufacture, formulation, use or sale of Licensed Products, and that are necessary or useful for the exercise of the rights granted under the License Agreement.

                  1.7 "Valid Claim" shall mean any claim contained in any patent application or in any issued patent included within the Patent Rights, which has not been abandoned or declared invalid in a non-appealable order, as the case may be, and which would be infringed by the manufacture, use, sale, offer for sale or import of a Licensed Product in the absence of the license granted under the License Agreement; provided that, in the case of a patent application that has not issued, not more than ten (10) years has elapsed from the filing date to which the claim is entitled.

                  1.8 "Net Sales" shall mean the gross amounts invoiced by Introgen, its affiliates and sublicensees for the sale of Licensed Products to unaffiliated third parties, less (i) all trade, cash and quantity discounts or government rebates actually granted and taken; (ii) refunds, allowances or credits to customers because of rejections or returns; (iii) prepaid freight, sales taxes, duties and other governmental taxes (including value added tax); and (iv) provisions for uncollectable accounts determined in accordance with reasonable accounting practices, consistently applied to all products of the selling party.

                  1.9 "Introgen Improvement" shall mean any invention solely owned by Introgen consisting of compositions of the "bak" gene (i.e., fragments, derivatives and splice variants of the "bak" gene covered under Patent Rights) or methods of using the "bak" gene (including fragments, derivatives and splice variants thereof) and all intellectual property rights (including patent applications and patents) therein.


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         2. GRANTS AND OBLIGATIONS

                  2.1 LXR grants to Introgen an exclusive, worldwide license, with the right to grant and authorize sublicenses, under the Patent Rights and Related Technology to make, have made, use and sell Licensed Products, practice any method, process or procedure and otherwise exploit the Patent Rights and Related Technology, and to have any of the foregoing performed on its behalf by a third party, in each case solely for applications within the Field.

                  2.2 Notwithstanding the foregoing, LXR shall have the right to approve any sublicense granted by Introgen to a third party (where such third party has a capitalization of less than [*] as determined by Introgen and such third party in good faith), which approval shall not be unreasonably withheld; otherwise, LXR shall have no right to approve sublicenses. In addition, in the event that Introgen grants a sublicense under the Patent Rights and Related Technology to any party, it agrees to provide LXR a copy of such agreement (reasonably redacted).

                  2.3 Promptly following the execution of the License Agreement and for the duration of the License Agreement, to the extent LXR may legally do so, LXR will provide to Introgen all data, materials (including reasonable samples of biological materials), reports, analyses and other information in its possession necessary for Introgen to exercise its rights under the license granted for use in the Field. Introgen may provide such data, materials and other information, on a need-to-know basis, to those third parties who require such data, materials or information in order to (i) obtain regulatory approvals to manufacture and market Licensed Products for use in the Field, or (ii) commercialize Licensed Products for use in the Field, under binders of confidentiality no less stringent than those contained in the Agreement. LXR shall have the right, without restriction, to use any and all such data, materials, reports, analyses and other information for uses outside the Field.

                  2.4 Introgen agrees to grant to LXR, without payment of any consideration, an irrevocable, perpetual, transferable, sublicenseable, royalty-free, non-exclusive, worldwide license under any Introgen Improvement solely for purposes of manufacturing, selling, importing and using the "bak" gene for applications outside of the Field. Notwithstanding the foregoing, if the License Agreement is terminated (but not upon expiration) pursuant to its terms, [*].

                  2.5 To the extent that Introgen has the right to do so, Introgen agrees to grant to LXR an option to obtain an exclusive, transferable, sublicenseable, worldwide license under any Introgen Improvement solely for purposes of manufacturing, selling, importing and using the "bak" gene for applications outside of the Field; provided, however, if the License Agreement is terminated (but not upon expiration) pursuant to its terms, [*]. After receipt of notification from Introgen of such an Introgen Improvement, LXR shall notify Introgen within 60 days whether it desires to exercise the foregoing option with respect to the particular invention. If LXR so elects the parties shall negotiate in good faith for a period of 90 days the terms and conditions


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

of an agreement including such license, including milestone and royalty payments to Introgen; provided, however, such royalty to Introgen shall not exceed the royalty rates set forth in the "Royalty" section below and such rates shall be subject to reduction to the same extent as provided for in the "Royalty" section below. [*].
                  2.6 Introgen will exercise commercially reasonable efforts to research, develop, manufacture, obtain all necessary governmental approvals for, and sell Licensed Products throughout the world, first in the United States and then in other major markets of the world including but not limited to England, Japan, Italy, France, Germany and Spain.

         3. ROYALTY AND PAYMENTS

                  3.1 Introgen will pay to LXR the following amounts in United States dollars (which amounts shall be non-refundable) upon accomplishment of each of the following milestones with respect to the first Licensed Product for which such milestone is accomplished:

                  [*] Upon the first successful completion of [*] for the first Licensed Product.

                  [*] Upon the first successful completion of [*] for the first Licensed Product; and

                  [*] Upon [*] of the first Licensed Product in the United States.

[*]
                  3.2 Introgen will be responsible for all costs and expenses of developing, testing and registering Licensed Products and for obtaining and maintaining regulatory approvals therefor, and for all costs of manufacturing, promoting, marketing and selling Licensed Products.

                  3.3 In the case of Patented Products, Introgen will pay to LXR royalties at the rate of [*] of Net Sales by Introgen, its affiliates and sublicensees of Patented Products to unaffiliated third parties, such royalties to be paid quarterly. Such [*] royalty rate shall apply even if the Patented Product includes the "bak" gene and one or more other products and/or technologies (including without limitation delivery systems therefor). Such [*] royalty payment shall continue on a country-by-country basis until last to expire of any Valid Claim under the Patent Rights in such country.


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  3.4 In the case of Non-Patented Products, Introgen will pay to LXR royalties at the rate of [*] of Net Sales of Non-Patented Products by Introgen, its affiliates and sublicensees to unaffiliated third parties, such royalties to be paid quarterly. Such [*] royalty rate shall apply even if the Non-Patented Product includes the "bak" gene and one or more other products and/or technologies (including without limitation delivery systems therefor). Such [*] royalty payment for know-how shall continue on a country-by-country basis until ten (10) years from the first commercial sale of a Non-Patented Product in a particular country. Notwithstanding the foregoing, if during such ten (10) year period, a patent application covering the manufacture, formulation or use of a Non-Patented Product is filed in such country, then the royalty rate shall increase to [*] from the date such patent application is filed, and such [*] royalty payment shall continue in such country until the last to expire of any Valid Claim under the Patent Rights in such country.

                  3.5 In the event a third party claims that the "bak" gene alone, or its use alone infringes such third party's patent rights, and Introgen; or an affiliate or sublicensee becomes obligated to make payments of any kind to such third party solely with respect to such third party's patent rights covering the "bak" gene or use thereof, provided Introgen's use of the "bak" gene is within the Field, Introgen may deduct [*] of the amounts owing to such third party from the royalty payments owing to LXR under the License Agreement; provided, however, that no royalty payment to be made by Introgen to LXR under the License Agreement shall be reduced by more than [*] of the royalty payment that is otherwise due to LXR under the License Agreement.

         4. INTELLECTUAL PROPERTY

                  4.1 LXR will have the right to control prosecution of the Patent Rights. Introgen shall reimburse LXR for the out-of-pocket fees and expenses incurred after the execution of the License Agreement for any and all filing, prosecution and maintenance of patents and patent applications included within the Patent Rights. LXR agrees to confer with Introgen regarding the prosecution of patent applications and patents within Patent Rights, and to take into consideration recommendations made by Introgen with respect to the handling of such prosecution. If Introgen decides not to proceed with the prosecution of one or more patents or applications within Patent Rights, any such patent or application shall be excluded from the scope of Patent Rights, and Introgen's continuing obligation of with respect to such patent or application shall cease. If LXR elects not to prosecute any patent application or maintain any patent in the Patent Rights, or fails to do so, LXR will notify Introgen and Introgen will have the right to pursue such prosecution or maintenance at Introgen's sole expense. Introgen shall be permitted to deduct [*] of any reimbursement by Introgen to LXR under this subsection [*] from any milestone payments made by Introgen under subsection 3.1 hereof, however, in the event that LXR grants a license to practice Patent Rights outside of the Field to any third party, or if LXR itself seeks to commercialize products or processes covered under Patent Rights outside of the Field, LXR shall refund to Introgen any portion of the [*] that has not been as of that time deducted from any milestone payment.

                  4.2 LXR agrees to provide Introgen with copies of all patents, patent applications and


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

prosecution files of patents and applications within Patent Rights, and, further, agrees to provide Introgen in a timely fashion with copies of all prosecution documents that it receives with respect to patents and applications within Patent Rights in the future. LXR agrees to consult with Introgen in a timely fashion with respect to the prosecution of the Patent Rights and to consider recommendations made by Introgen with respect thereto.

                  4.3 Introgen shall have the first right to enforce the Patent Rights with respect to infringements within the Field; provided, however if Introgen fails to bring an action to enforce the Patent Right within 6 months after LXR has provided Introgen with reasonable evidence of a substantial infringement, LXR shall have the right to bring such action. In either case the non-controlling party will cooperate in such action at the other's expense. The party initiating any such action will keep the other party reasonably informed of the progress thereof, and such other party will have the right to participate with counsel of its own choice. All awards from such enforcement actions (after reimbursing the parties' costs and expenses related thereto) shall be treated as follows: (i) if Introgen brings such action, Introgen shall [*], and (ii) if LXR brings such action, LXR shall [*].

                  4.4 If the production, sale or use of any Licensed Product within the Field results in a claim, suit or proceeding alleging patent infringement against Introgen, its affiliates or sublicensees, Introgen will have the exclusive right to defend and control the defense of any such action using counsel of its own choice at its expense; provided, however, that LXR may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. Except as agreed in writing by LXR, Introgen will not enter into any settlement relating to a Licensed Product, if such settlement admits the invalidity or unenforceability of any patent within the Patent Rights. Introgen agrees to keep the LXR reasonably informed of all material developments in connection with any such action. [*].

                  4.5 Notwithstanding the foregoing, in the event such claim of infringement does not involve allegations that the manufacture, use or sale of the "bak" gene infringes a third party patent, then Introgen shall defend, indemnify and hold harmless LXR and its affiliates and their respective directors, officers, agents, employees, successors and assigns from and against such claim and any and all liabilities, damages, losses, costs and expenses (including without limitation attorney's fees and costs of litigation, regardless of outcome) arising therefrom, subject to standard indemnification procedure and provided that LXR shall have the right to participate in any such action with counsel of its own choosing at its own expense. [*].


LXR LICENSE AGREEMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         5. CONFIDENTIALITY.

                  5.1 Confidential Information. Except as provided herein, each party shall maintain in confidence, and shall not disclose to any third party, any information, data or materials (whether of a business or technical nature and in whatever form) disclosed by the other party in writing and marked "Confidential" or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, "Confidential Information"). Except as provided for herein, it is agreed that the furnishing of Confidential Information by one party to the other party hereunder does not and shall not constitute any grant, option or license to the receiving party under any patent or other rights now or hereafter held by the disclosing party with respect to such Confidential Information. Confidential Information shall not include any information that is: (i) already known to the receiving party at the time of disclosure hereunder (other than from the other party hereto) as demonstrated by its written records, (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or anyone to whom the receiving party disclosed such information, (iii) disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or any other party, or (iv) independently developed by the receiving party without reliance on the Confidential Information of the disclosing party as shown by its written records.

                  5.2 Permitted Usage. The receiving party may use or disclose Confidential Information of the disclosing party to the extent necessary to exercise its rights hereunder or in filing for, prosecuting or maintaining any proprietary rights (including patents), prosecuting or defending litigation, or complying with applicable governmental regulations; provided however, if the receiving party is required by law or a court of competent jurisdiction to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable good faith efforts, or, at the option of the disclosing party, enable the disclosing party, to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

                  5.3 Prohibited Actions. Subject to Section 5.1 above, Introgen hereby agrees to consult with LXR prior to filing any patent application containing any claim the subject matter of which contains, is based upon, or is derived from the Confidential Information of LXR. In addition, the parties agree to consult with respect to the filing and prosecution of patent applications claiming inventions that are jointly owned. Moreover, Introgen shall not use Confidential Information of LXR for any purpose or in any manner which would constitute a violation of any laws or regulations of the United States.

                  5.4 Injunctive Relief. The parties recognize that any breach of this Article 5 would irreparably harm the disclosing party, and that the disclosing party is thereby entitled to equitable relief (including without limitation, injunctions) with respect to any such breach or potential breach by the receiving party, in addition to any other remedies.

                  5.5 Retroactive Effect. This Article 5 shall be made retroactive to March 7, 1998, the date on which the parties commenced their discussions regarding the subject matter of this Agreement.



LXR LICENSE AGREEMENT                  7

         6. WARRANTIES.

                  6.1 LXR. LXR hereby represents and warrants to Introgen that as of the Effective Date: (i) LXR has the right to enter into the License Agreement and grant the rights granted therein; (ii) LXR has not granted and will not grant during the term of the License Agreement, rights in or to the Licensed Products or Related Technology that are inconsistent with the rights granted to Introgen under the License Agreement, (iii) to the best of its knowledge there are no claims of third parties challenging the right of LXR to grant to Introgen the rights under the License Agreement and (iv) except for the Patent Rights, LXR does not own or control any patents or patent applications the claims of which would dominate any practice of the Patent Rights by Introgen under the License Agreement.

                  6.2 Introgen. Introgen hereby represents and warrants to LXR that as of the Effective Date: (i) Introgen has the right to enter into this Agreement, (ii) to its knowledge, there are no claims of third parties that would prohibit or restrict Introgen's ability to perform its obligations under this Agreement, and (iii) Introgen will endeavor to conduct its research, development, manufacture and sale of Licensed Products in accordance with all applicable laws and regulations.

                  6.3 Disclaimer of Warranties and Limitation of Liability. EXCEPT AS PROVIDED IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF INCLUDING, BUT NOT LIMITED TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER DATA OR INFORMATION, OR TANGIBLE RESEARCH PROPERTY INCLUDING SAMPLES. LXR SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LXR; WITH REGARD TO THE UTILITY OF ANY SAMPLES; THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION INCLUDED IN THE PATENT RIGHTS; OR THAT THE EXERCISE OF THE PATENT RIGHTS OR USE OF THE RELATED TECHNOLOGY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER THIRD PARTY. TO THE EXTENT SAMPLES ARE FURNISHED HEREUNDER, LXR MAKES NO REPRESENTATION THAT SUCH SAMPLES OR THE METHODS USED IN MAKING OR USING SUCH SAMPLES ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT. EXCEPT AS EXPRESSLY PROVIDED FOR HEREUNDER, LXR SHALL HAVE NO LIABILITY OF ANY KIND WHATSOEVER TO INTROGEN RESULTING FROM THE EXERCISE OF RIGHTS HEREUNDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT OR STRICT LIABILITY, WITH THE EXCEPTION OF THE PARTIES' DEFEND, INDEMNIFY AND HOLD HARMLESS OBLIGATIONS UNDER SECTION 8, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE LICENSE HEREUNDER (INCLUDING THE USE OF THE PATENT RIGHTS, RELATED TECHNOLOGY OR SAMPLES), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


LXR LICENSE AGREEMENT                  8

         7. TERM/TERMINATION.

                  7.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until expiration of the later of ten (10) years from the first commercial sale of a Patented Product in a particular country, or the last to expire of any Valid Claim under the Patent Rights in such country.

                  7.2 Termination. Introgen shall have the right to terminate this Agreement for any reason upon written notice to LXR at any time. This Agreement shall automatically terminate if Introgen commits a material breach or defaults in the performance of a material obligation hereunder, and fails to remedy or cure such breach or default within thirty (30) days after being called upon in writing to do so by LXR.

                  7.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason, Introgen shall return to LXR and shall cease all use of all Confidential Information of LXR including without limitation, all information, data, materials, samples and documents provided by LXR under this Agreement, except that Introgen may retain one (1) copy of such information, data and documents in the files of its legal counsel solely for the purposes of complying with its ongoing confidentiality obligations hereunder.

                  7.4 Survival. Sections 7.3, and Articles 5, 6, 8 and 9 shall survive the expiration or termination of this Agreement.

         8. INDEMNIFICATION.

                  8.1 Except as otherwise specified in Section 4.5 above, Introgen shall indemnify, defend and hold harmless LXR, its affiliates, and their respective directors, officers, employees, agents, successors and assigns against any liability, damage, loss, cost or expense (including reasonable attorneys' fees and expenses of litigation, regardless of outcome) incurred by or imposed upon the indemnitees, or any one of them, in connection with any third party claims, suits, actions demands or judgments arising out of any acts or omissions by or on behalf of Introgen pursuant to this Agreement, or any negligence, misconduct or breach of this Agreement by Introgen or its employees, agents or contractors; provided that an indemnitee that intends to claim indemnification under this Section 8 shall: (i) promptly notify Introgen in writing of such claim, suit or action with respect to which indemnitee intends to claim such indemnification, (ii) subject to Section 8.4., give Introgen sole control of the defense and/or settlement thereof, (iii) provide Introgen, at Introgen's expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, Introgen shall have no obligations for any claim if the indemnitee seeking indemnification makes any admission or settlement regarding such claim without the prior written consent of Introgen, which consent shall not be unreasonably withheld.

                  8.2 Exception. The indemnification under Section 8.1 shall not apply to any liability, damage, loss, cost or expense to the extent attributable to the gross negligence or intentional misconduct of the indemnitees.


LXR LICENSE AGREEMENT                  9

                  8.3 Attorneys. The indemnifying party agrees, at that party's sole expense, to provide counsel reasonably acceptable to the indemnitee party to defend against any actions brought or filed against any indemnitee with respect to any indemnification obligation herein, whether or not such actions are rightfully brought. The indemnitee shall have the right to participate with counsel of its own choosing at its own expense.

         9. MISCELLANEOUS.

                  9.1 Independent Contractors. The relationship of LXR and Introgen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between LXR and Introgen. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other.

                  9.2 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws, or such party's accountants, attorneys and other professional advisors, potential investors and partners, under binders of confidentiality no less stringent than those contained herein.

                  9.3 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party to a party that is an affiliate of the assigning party at the time of the assignment, or to an entity that acquires substantially all of the business or assets of such party whether by merger, acquisition, sale or otherwise, provided that in either case, such assignee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, LXR may assign this Agreement without the consent of Introgen to an entity that acquires substantially all of the Patent Rights, provided such assignee agrees in writing to be bound by the terms and conditions of this Agreement. In the event of any such assignment all references to the assigning party shall be deemed to be references to the assignee. Any purported assignment in violation of this section shall be null and void. For the purposes hereof, an "affiliate" of a party shall mean any corporation or other business entity that controls, is controlled by or under common control with such party.

                  9.4 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated by the other party in writing:

                  If to LXR:       LXR Biotechnology, Inc.
                                   3095 Richmond Parkway, Suite 213
                                   Richmond, CA 94806
                                   Attention: Paul Hastings
                                   Phone: (510) 758-4396
                                   Fax:   (510) 758-4397


LXR LICENSE AGREEMENT                  10

                 If to Introgen:   Introgen Therapeutics, Inc.
                                   301 Congress Avenue, Suite 1850
                                   Austin, Texas 78701
                                   Attn: David Parker
                                   Phone: (512) 708-9310
                                   Fax:   (512) 708-9311


                  9.5 Compliance with Law. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement. Each party hereby acknowledges that its rights and obligations under this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

                  9.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to its or any other jurisdiction's principles of conflicts of law.

                  9.7 No Waiver. A waiver express or implied, by either LXR or Introgen of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

                  9.8 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be conformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

                  9.9 Entire Agreement. This Agreement constitutes the entire understanding of the agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

                  9.10 Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


LXR LICENSE AGREEMENT                  11

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.

LXR BIOTECHNOLOGY, INC.                      INTROGEN THERAPEUTICS, INC.

By: /s/ PAUL J. HASTINGS                     By: /s/ DAVID PARKER
   ------------------------------               -------------------------------

Name:   Paul J. Hastings                     Name:   DAVID PARKER
     ----------------------------                 -----------------------------

Title:  Director                             Title:  V.P. Intellectual Property
      ---------------------------                  ----------------------------



LXR LICENSE AGREEMENT                  12